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                                                                   EXHIBIT 23.02



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Electronic Arts Inc.

We consent to incorporation by reference in the registration statement dated May 4, 2001 on Form S-8 of Electronic Arts Inc. of our report dated April 28, 2000, relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries, as of March 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of Electronic Arts Inc.



                         ____________________________

KPMG  LLP



Mountain View, California
May 4, 2001